Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MOJO Organics, Inc. (the “Company”) of our report dated February 27, 2015, with respect to the financial statements which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, filed with the Securities and Exchange Commission, and to all references to our Firm included in this Registration Statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern

/s/ Liggett, Vogt & Webb, P.A.

New York, NY

October 20, 2015